EXHIBIT 5 FOR THE SEC OF APRIL 21, 2010 9:04PM

FILENAME:  exh5saccalind201004219pm.txt


[EDITOR'S NOTE: Below is a letter written by email from Peter Lindner to Joe Sacca, Esq. of Skadden, Arps, Slate, Meagher & Flom LLP

The pdf version of this file entitled "exh5saccalind201004219pm.pdf" is more readable, since it contains pictures of transcripts and highlighting which can not be done in text format.]

From: Peter Lindner [mailto:nyc10003@nyc.rr.com]
Sent: Tuesday, March 16, 2010 6:17 PM
To: 'Sacca, Joseph N'
Subject: RE: Lindner v. American Express, 10 Civ. 2262 (SDNY)


Tuesday, March 16, 2010  5:47:40 PM
Joe:

	Are you weaseling out of this, just like you wanted to hang up when I say that Amex deceived the Court? "Weasel" means that you understand the intent, but are trying to get out of it on a technicality, like "Joe Sacca did not deceive the Court, because he did not know it at the time" but Amex did know it, and was co-counsel, and Amex chose not to tell Sacca.

	Are you saying you did not deceive the court? Well, I can understand you saying that, but let's put it a different way:

		Did Amex try to stop me from communicating with the SEC?

	E.g.:


[p.11 of 13    , Number 36 April 17 2007 Jean Park ask for protective order
..pdf]

	One of those "respects" is to stop me from communicating with the SEC ; another is attending the Shareholder meeting in April 2007.

	And Ms. Park refers that in her affidavit:



[[age 3-4, Number 37-1 April 17 2007.pdf]

And then Ms. Park continues to say how Magistrate Judge Katz did an ex parte phone call to me threatening me with contempt of court unless I withdraw my SEC filing and take down my website, which I said I could do the latter, but the former may not be possible:



      So, paragraph number 21 said I wanted to vacate the restriction on me filing on the SEC, but was forced by Magistrate Judge Katz.



Ms. Park moved to put the documents under seal:


So, then Ms. Park showed the Judge my filing as Exhibit C:




My SEC filing document goes on for several pages.

 Jean Park then includes my letter to Magistrate Judge Katz that I complied with Amex's request to His Honor, in which Magistrate Judge Katz ORDERed me to take down my website and pull my listing from the SEC-in other words, Amex not only tried to stop my communication, they wanted to have me retract the communication to the SEC (the filing), which the SEC said can not be done:


So in case you say, well, Amex didn't do that, you volunteered, let me say I told Amex I repudiated the signed agreement, but Amex refused to accept that
- even when USDJ Koeltl said all Amex had to do was accept that I did not agree with their settlement and move on. Here's where Jean Park swears she tried (and succeeded) to stop me from communicating with the SEC, via a
"motion to   enforce settlement":





I then asked Magistrate Judge Katz to be freed from the restrictions, so I could communicate with the SEC and go to the Shareholder meeting in April 2007, and His Honor rejects it. MJ Katz even states that I wanted to reject the agreement and Amex sought to enforce it:







	I then appealed to USDJ Koeltl on April 23, 2007 to get out of the agreement, but His Honor says I'm bound by an existing agreement.


[Pacer #193]

	Two months later, on June 6, 2007, USDJ Koeltl reverses His Honor's earlier ORDER and on May 31, 2007 says I'm not bound because there is not existing agreement:



Just in case you don't believe that, then in Court I ask permission to now contact the SEC, and Ms.
Park says of course I can now, since I say "I was not allowed to speak at a
       10    shareholder meeting, I was not allowed to communicate with the
       11    Securities and Exchange Commission and I was not allowed to
       12    have a website, among other restrictions."

And Ms. Park agrees that I can now communicate with the SEC, since the May 31, 2007 ruling of USDJ Koeltl found that alleged agreement to be non-existent:

"13             THE COURT:  Ms. Park?  Do you have a position?
       14             MS. PARK:  Yes.  I believe Mr. Lindner has
       15    misapprehended Magistrate Judge Katz' rulings.  Magistrate
       16    Judge Katz had simply -- the three terms or items that
       17    Mr. Lindner rattled off I believe pertained to the terms of
       18    your Honor's settlement.  So per force your Honor's
       19    determination ruling there is no enforceable settlement,
       20    Mr. Lindner would not be bound by any restrictions pursuant to
       21    a settlement agreement that was deemed not to be a settlement
       22    agreement.
       23             THE COURT:  So the three items you mentioned the
       24    defendant agrees were terms of the purported settlement
       25    agreement that I found were not enforceable, so they're not
                            SOUTHERN DISTRICT REPORTERS, P.C.
                                      (212) 805-0300
                                                                           7
             794FLINC
        1    binding,"


Here's the transcripts intact:



                                                                           6
             794FLINC
        1             MS. PARK:  Very good.
        2             MR. LINDNER:  Yes, well, there's one thing I'd like a
        3    clarification on, if I may, on the discovery process.  It's
        4    actually, it's not on discovery, but on the Magistrate Judge
        5    Katz.  The magistrate had made some rulings restraining me, and
        6    in light of your Honor's decision that there was no settlement
        7    agreement reached, I'd like clarification here that the
        8    magistrate's interim rulings should no longer restrain me.  I
        9    have three examples.  One, was I was not allowed to speak at a
       10    shareholder meeting, I was not allowed to communicate with the
       11    Securities and Exchange Commission and I was not allowed to
       12    have a website, among other restrictions.
       13             THE COURT:  Ms. Park?  Do you have a position?
       14             MS. PARK:  Yes.  I believe Mr. Lindner has
       15    misapprehended Magistrate Judge Katz' rulings.  Magistrate
       16    Judge Katz had simply -- the three terms or items that
       17    Mr. Lindner rattled off I believe pertained to the terms of
       18    your Honor's settlement.  So per force your Honor's
       19    determination ruling there is no enforceable settlement,
       20    Mr. Lindner would not be bound by any restrictions pursuant to
       21    a settlement agreement that was deemed not to be a settlement
       22    agreement.
       23             THE COURT:  So the three items you mentioned the
       24    defendant agrees were terms of the purported settlement
       25    agreement that I found were not enforceable, so they're not
                            SOUTHERN DISTRICT REPORTERS, P.C.
                                      (212) 805-0300
                                                                           7
             794FLINC
        1    binding, and the defendant says they were not independent
        2    orders of the magistrate judge.  If there were independent
        3    orders of the magistrate judge, whatever they were, I would
        4    tell you to go back to the magistrate judge to take up those
        5    orders with the magistrate judge and if you had a problem with
        6    the ruling of the magistrate judge, you could take an appeal to
        7    me from the rulings of the magistrate judge.  But the three
        8    items that you mentioned the defendant agrees were not
        9    independent orders of the magistrate judge.

In short, I had the right to reject the alleged oral agreement that stopped me from going to the SEC, and I repudiated it, but Amex refused to accept that in April, and Amex got MJ Katz to force me to comply with the alleged oral agreement. But Amex sought to bind it to me, and refused to give it to me in writing as they had promised the Court (if I had it in writing, I'd have 7 days to reject it after signing it), and forced me under Magistrate Judge Katz's control to abide by the restrictions on not contacting the SEC. Amex got MJ Katz to stop my filing with the SEC, even though Amex wanted it to be retracted as if it never existed. But months later, Amex could not prove that the agreement existed, since it ran afoul of 4 of the
4 criteria for an alleged  oral agreement to be valid in SDNY.   But, it was
too late for me attend the  April 2007 Amex Shareholder meeting.

What part of that do you not believe?

Because I think that shows that Amex tried and succeeded in April 2007 to stop me from communicating with the SEC, and you (Joe) told USDJ Koeltl in April 23, 2009:

  9             MR. SACCA:  Good afternoon, your Honor.  I will be
       10    very brief.  I don't intend to repeat anything that was in our
       11    papers, unless your Honor would like clarification.
       12             I would like to address just a couple points.  One is
       13    the accusation that we've made misrepresentations to the Court
       14    about Mr. Lindner's ability to communicate with the SEC.  There
       15    is in fact no evidence in the record that Mr. Lindner was under
       16    any prohibition from responding to the SEC in response to
       17    American Express' request for no action.  In fact, although

So, the Pacer numbers show that there is "evidence on the record" that Amex via Ms. Park did get a court order from Magistrate Judge Katz to stop me from being able to "communicate with the SEC".


Sincerely yours,


Peter W. Lindner
1 Irving Place, #G-23-C
NYC, NY 10003
Home/Fax: 212-979-9647
Cell:     917-207-4962
Email:    nyc10003@nyc.rr.com